                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                      Northwestern Steel and Wire Company
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                      Northwestern Steel and Wire Company
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- - --------
* Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                     NORTHWESTERN STEEL AND WIRE COMPANY

                              ------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              ------------------

  Notice is hereby given that the Annual Meeting of Shareholders of Northwestern Steel and Wire Company (the "Company") will be held at St. Mary's Parish Center, 600 Avenue B, Sterling, Illinois, on Thursday, January 19, 1995, at 10:00 o'clock a.m., central time, for the following purposes:

    1. To elect nine Directors to hold office for initial terms of one or two years;

    2. To approve an amendment to the Company's 1994 Director Stock Option Plan to increase the duration of options awarded under the plan to 10 years;

    3. To elect an Auditor for the Company for the ensuing year; the Board of Directors of the Company has recommended Coopers & Lybrand L.L.P., the present Auditor, for election as Auditor; and

    4. To consider and act upon any other matters which may properly come before the meeting or any adjournment thereof.

  In accordance with the provisions of the Bylaws, the Board of Directors has fixed the close of business on December 9, 1994, as the record date for the determination of the holders of Common Stock entitled to notice of and to vote at the Annual Meeting.

                                       By order of the Board of Directors

                                       Edward G. Maris
                                       Secretary

Sterling, Illinois
December 16, 1994

                                                               December 16, 1994

                      NORTHWESTERN STEEL AND WIRE COMPANY
                               121 WALLACE STREET
                            STERLING, ILLINOIS 61081

                                PROXY STATEMENT

                   ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                                JANUARY 19, 1995

  Any shareholder giving the enclosed Proxy has the power to revoke such Proxy prior to its exercise either by revoking the Proxy in person at the meeting, by executing a later-dated proxy or by delivering a signed written notice of the revocation to the office of the Secretary of the Company before the meeting begins. The Proxy will be voted at the Annual Meeting of Shareholders if the signer of the Proxy was a shareholder of record on December 9, 1994 (the "Record Date").

  The Proxy is solicited by the Board of Directors of the Company. Solicitation of the Proxy may be made through officers and regular employees of the Company by telephone or by oral communications with some Shareholders following the original solicitation period. No additional compensation will be paid to such officers and regular employees for Proxy solicitation. Expenses incurred in the solicitation of Proxies will be borne by the Company.

  On the Record Date, there were outstanding and entitled to vote at the meeting 24,349,912 shares of the Company's Common Stock (the "Common Stock"). Each outstanding share of Common Stock is entitled to one vote. This proxy statement is first being sent to the shareholders on or about December 16, 1994. A list of the shareholders entitled to vote at the meeting will be available for inspection at the meeting for purposes relating to the meeting.

                            MATTERS TO BE ACTED UPON

1. ELECTION OF DIRECTORS

  Pursuant to the By-Laws of the Company, the Board of Directors has determined that the number of directors constituting the full Board of Directors shall be nine. At a meeting of the Board of Directors held on December 7, 1994, the Board of Directors approved an amendment to the Company's Bylaws to provide for the election of directors to staggered terms of two years as permitted under
Section 5/8.14(e) of the Illinois Business Corporation Act. Under this statute, the Board of Directors may be divided into two or more classes who may then be elected to initial terms of one or two years if there are two classes or one, two and three-year terms if there are three classes. Thereafter, the directors are elected to two or three-year terms depending on the number of classes. Initially, the Board of Directors has provided that Warner C. Frazier, James A. Kohlberg, Christopher Lacovara, Albert G. Pastino and George W. Peck IV would be elected to a one year term and William F. Andrews, Darius W. Gaskins, Jr., Robert N. Gurnitz and Richard F. Williams would be elected to two year terms. Messrs. Kohlberg, Lacovara, Pastino and Peck are affiliates or employees of Kohlberg & Co., L.P. ("Kohlberg").

  The Board of Directors amended the Bylaws to provide for staggered terms for the election of directors because staggered terms provide additional continuity to its management by having persons serve on the Company's Board of Directors for a longer period of time without standing for reelection. The Board of Directors believes that longer terms will make it easier to attract potential director candidates and thus will make available to the Company more candidates. However, staggered terms will make it more difficult for shareholders to change control of the Company as it will take at least two meetings of shareholders to replace the entire Board of Directors.

  Proxies are solicited in favor of the nominees named on the following pages and it is intended that the proxies will be voted for the nine nominees. In the event that any of the nominees should become unable or unwilling to serve as a director, it is intended that the proxies will be voted for the election of such other person, if any, as shall be designated by the Board of Directors. It is not anticipated that any of the nominees will be unable or unwilling to serve as a director. Each director to be elected will serve until a successor is elected and qualified.

INFORMATION REGARDING NOMINEES FOR ELECTION OF DIRECTORS

  A brief statement of the business experience and positions with the Company for the past five years, a listing of certain other directorships and the ages (as of November 30, 1994) of each person nominated to become a director of the Company are set forth on the following pages. There are no family relationships between any of the directors, nominees and executive officers of the Company nor any arrangement or understanding between any director or nominee and any other person pursuant to which he or she was or is to be selected as a director or nominee.

NOMINEES FOR DIRECTORS TO SERVE A ONE-YEAR TERM

NAME                        PRINCIPAL OCCUPATION AND OTHER INFORMATION
- - ----                        ------------------------------------------
Warner C. Frazier.......... Mr. Frazier has been Chairman, President and Chief
                            Executive Officer of Simplicity Manufacturing, Inc.,
                            a manufacturer of outdoor power equipment, since
                            1988. He is also a director of ABT Building Products
                            Corporation, a specialty building products manufac-
                            turer ("ABT"), and Rexworks, Inc., a manufacturer of
                            landfill compactors. Age 62.
James A. Kohlberg.......... Mr. Kohlberg has been a principal of Kohlberg & Co.,
                            L.P. ("Kohlberg") since 1987. Mr. Kohlberg is also a
                            director of ABC Rail Products Corporation, a manu-
                            facturer of replacement parts and original equipment
                            for the freight railroad and transit industries
                            ("ABC"), ABT and Welbilt Corporation, a manufacturer
                            of commercial and consumer food service equipment
                            ("Welbilt"). Age 36. Director since 1992.
Christopher Lacovara....... Mr. Lacovara has been an associate of Kohlberg since
                            1988. From 1987 through 1988, Mr. Lacovara was an
                            associate at Lazard Freres & Co. Age 30. Mr. Laco-
                            vara is also a director of ABC and Welbilt. Director
                            since 1992.
Albert G. Pastino.......... Mr. Pastino has been associated with Kohlberg since
                            1993, and currently serves as a principal of
                            Kohlberg. From 1989 to 1992, Mr. Pastino was Senior
                            Vice President of Fortis Private Capital, Inc., a
                            private equity investment company. Mr. Pastino is
                            also a former senior partner of Deloitte, Haskins &
                            Sells. Age 52.
George W. Peck IV.......... Mr. Peck has been a principal of Kohlberg since
                            1987. From 1963 to 1987, he was a director and Vice
                            President of Canny, Bowen Inc., an executive re-
                            cruiting firm. Mr. Peck is also a director of ABC,
                            ABT and Welbilt. Age 62. Director since 1992.

NOMINEES FOR DIRECTORS TO SERVE A TWO-YEAR TERM

NAME                        PRINCIPAL OCCUPATION AND OTHER INFORMATION
- - ----                        ------------------------------------------
William F. Andrews......... Mr. Andrews is Chairman and Chief Executive Officer
                            of Amdura Corp., a specialty manufacturer of prod-
                            ucts for the overhead lifting and waste recycling
                            and disposal markets, and Chairman of Utica Corpora-
                            tion, a manufacturer of precision-forged turbine
                            airfoils for both aircraft and land-based engines.
                            Mr. Andrews is also a consultant with the investment
                            banking firm Investor (USA) International (formerly
                            known as Providentia, Inc.). From 1990 to 1992, Mr.
                            Andrews was President and Chief Executive Officer of
                            UNR Industries, Inc., a diversified manufacturer of
                            steel products ("UNR"). Prior to 1990, Mr. Andrews
                            was President of Massey Investment Company. Mr. An-
                            drews is also a director of Harley-Davidson, Inc.,
                            Navistar, Inc, Southern New England Telephone Compa-
                            ny, Corrections Corporation of America, Johnson Con-
                            trols, Inc., Katy Industries and MB Communications.
                            Age 63. Director since 1994.
Darius W. Gaskins, Jr. .... Mr. Gaskins has been a partner of Carlisle, Fauth &
                            Gaskins, Inc., a management and economics consulting
                            firm, since 1993, and a partner of High Street Asso-
                            ciates, Inc., an investment partnership, since 1991.
                            From 1989 through 1991, Mr. Gaskins was visiting
                            professor at the John F. Kennedy School of Govern-
                            ment at Harvard University. Mr. Gaskins is also the
                            former Chairman of the Interstate Commerce Commis-
                            sion and President and Chief Executive Officer of
                            the Burlington National Railroad. Mr. Gaskins is
                            also a director of UNR and Leasway Corp. Age 55. Di-
                            rector since 1994.
Robert N. Gurnitz.......... Mr. Gurnitz has been President and Chief Executive
                            Officer of the Company since 1991 and Chairman of
                            the Board of Directors since 1994. From 1988 through
                            1990, Mr. Gurnitz was President and Chief Operating
                            Officer of Webcraft Technologies, Inc. From 1985
                            through 1988, Mr. Gurnitz was President of Bethlehem
                            Steel's Shape and Rail Products Division. Prior to
                            that position, Mr. Gurnitz spent 19 years with
                            Rockwell International, where he headed a number of
                            their worldwide transportation components business-
                            es. Age 56. Director since 1991.
Richard F. Williams........ Mr. Williams retired as an electrician from the Com-
                            pany in December 1992 after more than 30 years of
                            service. Currently, Mr. Williams manages OMNI In-
                            vestment Company. Age 53. Director since 1994.

2. APPROVAL OF AMENDMENT OF THE 1994 DIRECTOR STOCK OPTION PLAN

  The Board of Directors recommends that the shareholders vote FOR the amendment to the 1994 Director Stock Option Plan (the "1994 Director Plan"). The 1994 Director Plan was adopted to enable the Company to provide incentive compensation to Directors who are not employees of the Company or affiliates of Kohlberg. The 1994 Director Stock Option Plan currently provides that awards made thereunder generally expire five years from the date of grant. The Company desires to amend the plan so that future awards would generally expire ten years from the date of grant. The Company believes that this amendment would better enable the Company to attract Directors who are not employees of the Company or affiliates of Kohlberg.

  The 1994 Director Plan was adopted by the Board of Directors on October 8, 1993. The following is a description of the 1994 Director Plan, a copy of which is attached as Exhibit A to this Proxy Statement, assuming approval of the amendment by the shareholders. The description which follows is qualified in its entirety by Exhibit A.

  The 1994 Director Plan provides solely for the award of nonqualified stock options to certain directors. 2,500 stock options will be awarded to each participating director upon such director's election or reelection to the Board of Directors. Each such award is at fair market value on the date of grant. Options become exercisable six months after the date of grant and generally expire ten years following the date of grant.

  An aggregate of 50,000 shares of Common Stock of the Company are reserved for issuance under the 1994 Director Stock Option Plan. Except for any other adjustments made by the Board of Directors relating to a stock split or certain other changes in the number of shares of Common Stock, or to reflect extraordinary corporate transactions, further increases in the number of shares authorized for issuance under the 1994 Director Plan must be approved by the shareholders of the Company.

  The following table sets forth the benefits to be received by each of the named group on January 19, 1994, under the 1994 Director Plan.

                               NEW BENEFITS PLANS

                        1994 DIRECTOR STOCK OPTION PLAN

                                                                 NUMBER OF UNITS
                                                                 ---------------
     Non-Executive Director Group...............................     10,000

3. ELECTION OF AUDITORS

  The Board of Directors recommends that the shareholders vote FOR the election of the firm of Coopers & Lybrand L.L.P. as the auditors to audit the financial statements of the Company and certain of its subsidiaries for the fiscal year ending July 31, 1995. It is intended that the proxies in the form enclosed with this proxy statement will be voted for such firm unless shareholders specify to the contrary in their proxies or specifically abstain from voting on this matter.

  Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting of Shareholders. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

4. OTHER BUSINESS

  The Board of Directors does not know of any other business to be presented at the Annual Meeting of Shareholders. If any other matters properly come before the meeting, however, it is intended that the persons named in the enclosed form of proxy will vote said proxy in accordance with their best judgment.

                      DIRECTORS MEETINGS AND COMPENSATION

  The Board of Directors held four meetings during the fiscal year ended July 31, 1994. Other than Jerome Kohlberg Jr., each of the Company's current directors participated in excess of 75% of the meetings. Pursuant to the Company's Director Stock Option Plan, directors who are not employees of the Company or affiliates of KNSW Acquisition Co., L.P., receive 2,500 Options upon their election as a director. The Board of Directors has established an Executive Committee, an Audit Committee, a Compensation Committee and a Pension Committee. The Executive Committee, which currently consists of Kim G. Davis, Robert N. Gurnitz and Christopher Lacovara, oversees the Company's operations and reports to the Board of Directors.

The Audit Committee, which currently consists of Darius W. Gaskins, Jr., William F. Andrews and George W. Peck IV, oversees actions taken by the Company's independent auditors, recommends the engagement of auditors and reviews the Company's internal audits. The Compensation Committee, which currently consists of William F. Andrews, Darius W. Gaskins, Jr. and George W. Peck IV, approves the compensation of executives of the Company, makes recommendations to the Board of Directors with respect to standards for setting compensation levels and administers the Company's incentive plans. The Pension Committee, which currently consists of Christopher Lacovara, Darius W. Gaskins, Jr. and Richard F. Williams, administers the Company's pension plans. During the fiscal year July 31, 1994, the Compensation Committee and Executive Committee each met once and the Audit Committee and Pension Committee each met twice. During the fiscal year ended July 31, 1994, Messrs. Andrews, Gaskins and Williams each received 2,500 options to purchase shares of Common Stock at $11.25 per share for serving as members of the Board of Directors.

                            MANAGEMENT COMPENSATION

SUMMARY COMPENSATION TABLE

  The following Summary Compensation Table discloses, for the fiscal years indicated, individual compensation information on Mr. Gurnitz and the four other most highly compensated executive officers in fiscal 1994 who were serving as executive officers at the end of fiscal 1994.

                                                                       LONG-TERM
                                          ANNUAL COMPENSATION         COMPENSATION
                                    ------------------------------- ----------------
                                                                     AWARDS  PAYOUTS
                                                                    -------- -------
                                                                    OPTIONS/  LTIP
                             FISCAL             BONUS  OTHER ANNUAL   SARS   PAYOUTS
NAME AND PRINCIPAL POSITION   YEAR  SALARY ($) ($)(1)  COMPENSATION  (#)(2)  ($)(3)
- - ---------------------------  ------ ---------- ------- ------------ -------- -------
Robert N. Gurnitz.......      1994   289,997         0    32,619(4)  50,000        0
Chairman of the Board,        1993   273,332   344,109    39,372(4) 375,000  580,000
President and Chief           1992   250,000         0    61,595(4)       0        0
Executive Officer
Edward G. Maris.........      1994   130,000         0     5,200(5)   5,000        0
Senior Vice President,        1993   130,000    79,595     2,600(5)  15,000  439,496
Chief Financial Officer       1992   130,000    43,200         0          0   55,230
Kenneth J. Burnett......      1994   105,430         0    25,272(6)   6,000        0
Vice President
 Operations--                 1993   105,111    79,595     2,603(5)  75,000        0
Houston                       1992    99,010         0         0          0        0
John C. Meyer(7)........      1994   130,000         0    13,421(8)   5,000        0
Vice President--Human
 Resources                    1993   130,000    79,595    53,871(8)  20,000  200,000
                              1992    61,389    19,231     5,697(9)  50,000        0
David C. Oberbillig.....      1994   110,000         0     5,500(5)   5,000        0
Vice President, Sales--       1993   110,000    65,123     2,750(5)   5,000  299,184
Wire Products Division        1992   110,000    37,440         0(5)       0   81,032

- - --------
(1) All of the fiscal 1993 bonus was accrued in fiscal 1993 and paid in fiscal 1994. 25% of the fiscal 1992 bonus was accrued in fiscal 1992 and paid in fiscal 1993, except for Mr. Meyer of which $10,769 was paid in fiscal 1992 and $8,462 of which was paid in fiscal 1993.
(2) The closing price of the Common Stock on July 29, 1994 (the last business day of fiscal 1994) was $9.25. The number and fair market value of the restricted Common Stock held by each of the named executives on July 29, 1994 was: Mr. Gurnitz 109,091 shares, $1,009,092; Mr. Maris 78,505 shares,
    $726,171; Mr. Burnett 3,750 shares, $34,688; and Mr. Meyer 33,649 shares,
    $311,253; and Mr. Oberbillig 54,859 shares, $507,446.
(3) Represents the value of cash and stock distributed on a deferred basis under the Northwestern Steel and Wire Company Stock Appreciation Rights Plan.

(4) Includes reimbursement of moving expenses, retirement annuity, life insurance, 401(k) contributions made by the Company and car allowance. Moving expenses accounted for $5,682, $12,564 and $42,595 of the amount shown for fiscal years ended July 31, 1994, 1993 and 1992, respectively. Retirement annuity expenses accounted for $15,000 of the amount shown for each of the fiscal years ended July 31, 1994, 1993 and 1992, respectively.
(5) Entire amount represents 401(k) contributions made by the Company.
(6) Includes reimbursement of moving expenses and 401(k) contributions made by the Company. Moving expenses accounted for $20,000 for fiscal year ended July 31, 1994.
(7) Mr. Meyer was hired effective February 10, 1992.
(8) Includes reimbursement of moving expenses and 401(k) contributions made by the Company. Moving expenses accounted for $8,871 and $51,273 of the amount shown for fiscal years ended July 31, 1994 and 1993, respectively.
(9) Entire amount represents reimbursement of moving expenses.

OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

  The following table discloses, for Mr. Gurnitz and the other named executives, information regarding stock options and warrants granted during fiscal 1994 pursuant to the Company's 1994 Long-Term Incentive Plan.

                                                                                        POTENTIAL
                                                                                    REALIZABLE VALUE
                                                                                    AT ASSUMED ANNUAL
                                                                                     RATES OF STOCK
                                                                                          PRICE
                                                                                    APPRECIATION FOR
                                             INDIVIDUAL GRANTS                       OPTION TERM(2)
                         ---------------------------------------------------------- -----------------
                         NUMBER OF   % OF TOTAL OPTIONS    EXERCISE OR
                          OPTIONS   GRANTED TO EMPLOYEES BASE PRICE (PER EXPIRATION
   NAME                  GRANTED(1)    IN FISCAL YEAR        SHARE)         DATE       5%      10%
   ----                  ---------- -------------------- --------------- ---------- -------- --------
Robert N. Gurnitz.......   50,000           36.4%             $9.00      4/25/2004  $283,000 $717,000
Edward G. Maris.........    5,000            3.6               9.00      4/25/2004    28,300   71,700
Kenneth J. Burnett......    6,000            4.4               9.00      4/25/2004    33,960   86,040
John C. Meyer...........    5,000            3.6               9.00      4/25/2004    28,300   71,700
David C. Oberbillig.....    5,000            3.6               9.00      4/25/2004    28,300   71,700

- - --------
(1) One-third of each option grant becomes exercisable on each of April 25, 1995, April 25, 1996 and April 25, 1997.
(2) Amounts reflect certain assumed rates of appreciation set forth in the Securities and Exchange Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Common Stock and overall market conditions. Fair market value per share on the date of grant was $9.00 per share.

OPTION EXERCISES AND FISCAL YEAR END VALUES FOR THE FISCAL YEAR ENDING JULY 31, 1994(1)

  The following table shows information regarding the exercise of stock options during fiscal 1994 by Mr. Gurnitz and the other named executives and the number and value of any unexercised stock options held by them as of July 31, 1994:

                            SHARES     VALUE     NUMBER OF UNEXERCISED    VALUE OF UNEXERCISED IN-THE-
                         ACQUIRED ON  REALIZED OPTIONS/SARS AT FY-END (#) MONEY OPTIONS/SARS AT FY-END
   NAME                  EXERCISE (#)   ($)    EXERCISABLE/UNEXERCISABLE  ($) EXERCISABLE/UNEXERCISABLE
   ----                  ------------ -------- -------------------------- -----------------------------
Robert N. Gurnitz.......       0          0         262,500/162,500            $1,378,125/$603,125
Edward G. Maris.........       0          0          10,500/9,500                  55,125/24,875
Kenneth J. Burnett......       0          0          52,500/28,500                275,625/119,625
John C. Meyer...........       0          0          14,000/11,000                 73,500/32,750
David C. Oberbillig.....       0          0           3,500/6,500                  18,375/9,125

- - --------
(1) The closing price of the Common Stock on July 29, 1994 (the last business day of fiscal 1994) was $9.25.

EMPLOYMENT AGREEMENTS

  The Company has entered into an amended and restated employment agreement (the "Gurnitz Agreement") with Robert N. Gurnitz for a term through January 1, 1996, and indefinitely thereafter on the terms set out therein. The Gurnitz Agreement establishes an annual base salary of not less than $305,000 per year plus an annual target bonus of not less than $195,700 per year. The amount of the bonus actually earned each year, if any, will be based on the Company's performance. The Gurnitz Agreement provides for the establishment of a nonqualified supplemental executive retirement plan which provides the additional benefits which would have been payable to Mr. Gurnitz under the Northwestern Steel and Wire Company's Pension Plan B and 401(k) Salary Deferral Plan if not for the limits imposed by the Internal Revenue Code (subject to certain limitations set out in the Internal Revenue Code and the plans themselves) and credits Mr. Gurnitz with an additional 1.5 years of service (reflective of his prior industrial service) up to age 65 for each year of service, beginning July 22, 1994. In addition, the Gurnitz Agreement requires the Company to continue to purchase a standard disability income policy for Mr. Gurnitz and to continue to pay Mr. Gurnitz in cash such amounts as are required to pay the annual premiums on a life insurance policy on the life of Mr. Gurnitz in the amount of $1,000,000 and to continue to provide for certain other fringe benefits commensurate with Mr. Gurnitz's position as Chairman, President and Chief Executive Officer of the Company. The Gurnitz Agreement further provides that in the event Mr. Gurnitz's employment is terminated by the Company other than for cause or disability, or by Mr. Gurnitz for good reason (as such terms are defined in the Gurnitz Agreement), Mr. Gurnitz will be entitled to receive a single lump sum cash payment and to continue to participate in the employee benefit arrangements of the Company as are in effect at the time of his termination. The lump sum payment would equal the sum of (i) Mr. Gurnitz's annual base salary as then in effect and (ii) Mr. Gurnitz's annual target bonus as then in effect, and his participation in Company benefit arrangements would continue through the first anniversary of the date of his termination. If Mr. Gurnitz's employment is terminated by the Company for any reason or by Mr. Gurnitz for good cause, in either case within two years of a change in control (as defined in the Gurnitz Agreement), Mr. Gurnitz will be entitled to receive a single lump sum cash payment equal to twice the aggregate of Mr. Gurnitz's annual base salary and target bonus as then in effect. The Gurnitz Agreement also provides that Mr. Gurnitz is subject to a two year covenant not to compete upon termination of Mr. Gurnitz's employment unless such termination is by the Company without cause or within two years of a change in control or by the resignation of Mr. Gurnitz with good reason.

  The Company entered into an employment arrangement (the "Meyer Arrangement") with John C. Meyer on an at will basis commencing on February 10, 1992 at an annual base salary of $130,000 per year. The Meyer Arrangement provides that, in the event the Company terminates Mr. Meyer's employment other than for cause or disability, Mr. Meyer will continue to receive his base salary and benefits for a period of 12 months following such termination. The Meyer Arrangement also provides that Mr. Meyer may participate in the benefit plans offered by the Company from time to time during such period. The Meyer Arrangement also provides that Mr. Meyer is subject to a one year covenant not to compete upon termination of Mr. Meyer's employment except if his employment is terminated by the Company without cause.

PENSION PLAN

  The Company maintains a pension plan for all eligible employees. A participant who retires on or after turning 65 and has completed at least five years of service will qualify for an annual pension equal to 1.1% of the participant's average earnings for each year of service not in excess of 30 years and 1.2% of the participant's final average earnings for each year of service in excess of 30 years. Final average earnings are based on total compensation (exclusive of certain cost-of-living adjustments) during the participant's highest five consecutive years in the participant's last 15 years of service. A deferred vested pension benefit normally commencing at age 65 is provided for any employee who does not qualify for retirement under the plan but has completed at least five years of service.

  Years of service for purposes of the plan with respect to the officers named in the Summary Compensation Table are as follows: Mr. Gurnitz, 3 years; Mr. Maris, 8 years; Mr. Burnett, 31 years; Mr. Meyer, 2 years; and Mr. Oberbillig, 27 years.

  The following table shows the projected annual pension benefits payable, under the pension plan at the normal retirement age of 65:

                         ANNUAL NORMAL PENSION BENEFITS
                         FOR YEARS OF SERVICE SHOWN (1)

      AVERAGE ANNUAL
     PENSION EARNINGS       5 YEARS 10 YEARS 20 YEARS 30 YEARS 40 YEARS 50 YEARS
     ----------------       ------- -------- -------- -------- -------- --------
 $ 50,000.................. $2,750   $5,500  $11,000  $16,500  $22,500  $28,500
  100,000..................  5,500   11,000   22,000   33,000   45,000   57,000
  150,000..................  8,250   16,500   33,000   49,500   67,500   85,500
  200,000..................  8,250   16,500   33,000   49,500   67,500   85,500
  250,000..................  8,250   16,500   33,000   49,500   67,500   85,500
  300,000..................  8,250   16,500   33,000   49,500   67,500   85,500
  350,000..................  8,250   16,500   33,000   49,500   67,500   85,500
  400,000..................  8,250   16,500   33,000   49,500   67,500   85,500

- - --------
(1) Normal pension benefits are formula based and are not subject to a social security offset. With exceptions not applicable to any of the officers named in the above compensation table, Sections 401(a)(17) and 415 of the Internal Revenue Code limit the annual pension earnings that can be considered under the plan to $150,000 and the annual benefits to $118,800 for retirement after December 31, 1993.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal 1994, the Compensation Committee of the Board of Directors was composed of William F. Andrews, Darius W. Gaskins, Jr. and George W. Peck IV.

REPORT OF COMPENSATION COMMITTEE

  This Report outlines the Company's management compensation philosophy and reviews the compensation decisions made in fiscal 1994 regarding Mr. Gurnitz and the other named executives.

MANAGEMENT COMPENSATION PHILOSOPHY

  To advance the interests of its shareholders, the Company has based its management compensation decisions on three principles.

  First, base salaries should be sufficient to attract and retain qualified management talent, without exceeding competitive practice at similar companies in the steelmaking and related industries.

  Second, annual incentive programs should provide opportunity for significant increases in compensation, based on meeting or exceeding pre-determined performance targets.

  Third, a substantial portion of total compensation opportunity should reflect performance on behalf of the Company's shareholders, as measured by increases in the Company's stock price.

CRITERIA USED FOR MAKING COMPENSATION DECISIONS IN FISCAL 1994

  This section describes the criteria used by the Compensation Committee regarding compensation decisions affecting Mr. Gurnitz and the named executives.

 Base Salary

  In April 1994, an independent compensation consulting firm conducted a study of competitive compensation levels for the Company's key executives. Following this study, the Compensation Committee approved salary midpoints for each executive position, which were based on the executive positions' size adjusted median competitive base salaries. The Compensation Committee then approved adjustments for selected executives. As part of these actions, the Compensation Committee increased Mr. Gurnitz's annual salary from $285,000 to $305,000, which reduced the gap between it and the salary midpoint, and thus brought it closer to size adjusted median competitive practice for the industry.

 Annual Incentive Program

  In December 1993, the Compensation Committee approved the fiscal 1994 incentive program for Mr. Gurnitz and other key executives (including the named executives). Target awards ranged from 20% of base salary midpoint to 50% of base salary midpoint (for Mr. Gurnitz). Awards were calculated by formula, based exclusively on the Company's adjusted operating income performance as compared to the Company's business plan. The chart below summarizes the payout formula:

     % OF ADJUSTED                                                      % OF
       OPERATING                                                       TARGET
     PLAN ACHIEVED                                                  AWARD EARNED
     -------------                                                  ------------
         85%.......................................................       0%
        100%.......................................................     100%
        125%.......................................................     150%
        150%.......................................................     200%

  Despite an increase in fiscal 1994 of 38% in operating profit, the Company achieved less than 85% of its adjusted operating income plan. As a result, Mr. Gurnitz and the other named executives earned no annual incentive award for fiscal 1994.

 Long Term Incentive Program

  In an effort to further increase the alignment of interests between key employees and shareholders, the 1994 Long Term Incentive Program was approved at the Annual Meeting of the Shareholders on January 20, 1994. On April 25, 1994, 50,000 stock options were awarded to Mr. Gurnitz and an aggregate of 21,000 stock options were awarded to the other named executives. All of these options were granted at an exercise price of $9.00 per share which was determined to be the fair market value of the Common Stock on the date of the grant. In determining the size of the grants to Mr. Gurnitz and the other named executives, the Compensation Committee considered median competitive practice and each executive's contribution to the Company's financial performance, as well as the motivational impact of the award on each individual's future efforts to increase shareholder value. In addition, in the case of Mr. Gurnitz's grant, the Compensation Committee provided an award below median competitive practice in order to make more options available to other grantees.

 Retirement Arrangements for Mr. Gurnitz

  At its meeting on July 22, 1994, the Compensation Committee approved the retirement compensation arrangement for Mr. Gurnitz as described in the employment agreement. In approving this arrangement, the Compensation Committee had three objectives--first, to enable Mr. Gurnitz, upon reaching normal retirement age of 65, to receive a full pension from all sources, including retirement programs of previous employers; second, to provide Mr. Gurnitz with a pension benefit at age 65 that would be consistent with competitive practice for other Chief Executive Officers in the industry; and third, to safeguard shareholders' interests by providing such benefits only if Mr. Gurnitz continued to serve as the Company's Chief Executive Officer for the next several years.

 Compensation Committee Members as of July 31, 1994

William F. Andrews           Darius W. Gaskins, Jr.            George W. Peck IV

PERFORMANCE GRAPH

  The following graph compares the cumulative total return on $100 invested on June 11, 1993 (the first day of public trading of the Common Stock) in the Common Stock of the Company, the S&P 400 Index and the S&P Steel Index. The return of the Standard & Poor's indices is calculated assuming reinvestment of dividends during the period presented. The Company has not paid any dividends. The stock price performance shown on the graph below is not necessarily indicative of future price performance.


           COMPARISON OF CUMULATIVE TOTAL RETURN AMONG NORTHWESTERN STEEL AND WIRE COMPANY, S&P 400 INDEX AND S&P STEEL INDEX

                         [GRAPH APPEARS HERE]

                     Northwestern          S&P Steel             S&P 400
Date                 Steel & Wire            Index             Industrials
                   ---------------      ---------------      ---------------
                   [Representation      [Representation      [Representation
                         of                   of                   of
                       Square]             Triangle]           Plus Sign]
                   ---------------      ---------------      ---------------
 6/11/93              100.000               100.000              100.000
 7/30/93              103.125                88.652               98.387
12/31/93              125.000               109.128              104.649
 7/29/94              115.625               119.490              103.513

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The table below sets forth certain information regarding beneficial ownership of Common Stock as of December 1, 1994, by each person or entity known to the Company who owns of record or beneficially five percent or more of the Common Stock, by each named executive officer and director nominee and all executive officers and director nominees as a group.

                                                                   PERCENTAGE OF
                                                  NUMBER OF SHARES  OUTSTANDING
       NAME                                       OF COMMON STOCK  COMMON STOCK
       ----                                       ---------------- -------------
KNSW Acquisition Company, L.P. (1)...............    8,687,000         34.2%
United National Bank, as Trustee (2).............    3,998,587         15.8
William F. Andrews (3)...........................        4,500            *
Kenneth J. Burnett (3)...........................       63,750            *
Warner C. Frazier................................          --             *
Darius W. Gaskins, Jr. (3).......................       17,500            *
Robert N. Gurnitz (3)............................      409,091          1.6
James A. Kohlberg (4)............................    8,687,000         34.2
Jerome Kohlberg Jr. (4)..........................    8,687,000         34.2
Christopher Lacovara.............................            0            0
Edward G. Maris..................................       90,505            *
John C. Meyer (3)................................       49,649            *
David C. Oberbillig (3)..........................       58,859            *
W. Dexter Paine III (4)..........................    8,687,000         34.2
Albert G. Pastino................................          --             *
George W. Peck IV (4)............................    8,687,000         34.2
Robert Svikhart (4)..............................    8,687,000         34.2
Richard F. Williams (3)..........................        2,840            *
All executive officers and director
 nominees as a group (16 persons) (4)............    9,493,392         37.4

- - --------
*  Less than 1%.
(1) KNSW Acquisition Company, L.P. ("KNSW") owns directly 8,687,000 shares of Common Stock. Kohlberg Associates, L.P., a Delaware limited partnership ("Associates"), is the general partner of KNSW. Kohlberg & Kohlberg, George
    W. Peck IV, W. Dexter Paine III and Robert Svikhart are the general partners of Associates. Jerome Kohlberg Jr. and James A. Kohlberg are general partners of Kohlberg & Kohlberg. KNSW has agreed to use its reasonable best efforts to cause at least one designee of the ESOP to be nominated to the Board of Directors. Messrs. Kohlberg, Kohlberg, Peck, Paine and Svikhart may be deemed to share voting and dispositive power as to all shares of Common Stock owned by KNSW. Messrs. Kohlberg, Kohlberg, Peck, Paine and Svikhart disclaim beneficial ownership will respect to such shares. The address for KNSW is c/o Kohlberg & Co., 111 Radio Circle, Mt. Kisco, NY 10549.
(2) United National Bank is the trustee of the ESOP.
(3) Includes shares issuable pursuant to options which may be exercised within 60 days after December 9, 1994.
(4) Includes the 8,687,000 shares of Common Stock owned by KNSW. See Note 1.

  The Company's executive officers, directors and 10% stockholders are required under the Securities Exchange Act of 1934, as amended, to file reports of ownership with the Securities and Exchange Commission. Copies of these reports must also be furnished to the Company. Based solely upon a review of copies of such reports, or written representations that no reports were required, the Company believes that during fiscal 1994 all filing requirements applicable to its executive officers, directors and 10% stockholders were complied with other than the filing of a Form 3 by W. Dexter Paine III and Robert Svikhart upon their election as general partners of Associates, which Form 3s were filed in October 1994 and December 1994, respectively.

                              CERTAIN TRANSACTIONS

  In August 1992, the Company sold to KNSW 8,687,000 shares of Common Stock at $4.00 per share (the "1992 Investment"), which represented at such time approximately 52% of the outstanding Common Stock, giving KNSW effective voting control of the Company and control of the Board of Directors. As a result of the Company's initial public offering of Common Stock in June 1993, KNSW's interest has been diluted to approximately 34.3%. KNSW is an affiliate of Kohlberg. At the time of the 1992 Investment, the Company and Kohlberg entered into a fee agreement (the "Fee Agreement") pursuant to which Kohlberg was reimbursed for certain costs in connection with placing the investment and agreed to provide such advisory and management services to the Company and its subsidiaries as the Board of Directors reasonably requests. Deferred at the time of the 1992 Investment, a fee of $2.0 million related to the 1992 Investment was paid by the Company to Kohlberg on August 12, 1993. In addition, beginning on August 12, 1992, in consideration for ongoing advisory and management services, the Company pays Kohlberg a fee of $43,435 per fiscal quarter at the beginning of each quarter. The Fee Agreement provides that Kohlberg, but not the Company, may terminate the Fee Agreement at any time. The Fee Agreement will terminate automatically on the earlier of the end of the fiscal year in which KNSW's percentage interest in the outstanding Common Stock is less than 25% and the tenth anniversary of the Fee Agreement. The Fee Agreement provides that, without the consent of a majority of the Company's directors not nominated by affiliates of Kohlberg, Kohlberg will not be paid any other fees by the Company. The Fee Agreement also provides that the Company will indemnify Kohlberg and its affiliates and their respective partners, officers, directors, stockholders, agents and employees against any third party claims arising from the Fee Agreement and the services provided thereunder, the 1992 Investment or their equity interest in the Company.

  Pursuant to the terms of the ESOP, the Company is obligated to pay certain fees and expenses of the ESOP, which for the year ended July 31, 1994 aggregated $81,844.

  KNSW has agreed to use its reasonable best efforts to cause at least one designee of the ESOP to be nominated for election to the Board of Directors for so long as the ESOP holds 5% or more of the outstanding Common Stock on a fully-diluted basis. The nominee for the 1994 Annual Meeting of Shareholders is Richard F. Williams.

          SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

  Proposals of Shareholders intended to be presented by such Shareholders at next year's Annual Meeting must be received by the Company at its principal office no later than September 19, 1995 and must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company's proxy statement for that meeting.

                                                                       EXHIBIT A

                      NORTHWESTERN STEEL AND WIRE COMPANY

                        1994 DIRECTOR STOCK OPTION PLAN

  1. PURPOSE. The purpose of the 1994 Director Stock Option Plan of Northwestern Steel and Wire Company is to promote the interests of the Company by providing an inducement to obtain and retain the services of qualified persons, who are not employees of the Company or any Subsidiary or affiliate of the Company, to serve as members of the Board.

  2. DEFINITIONS. As used herein, the following terms shall have the following meanings:

    "Board" shall mean the Board of Directors of the Company.

    "Code" shall mean the Internal Revenue Code of 1986, as amended.

    "Company" shall mean Northwestern Steel and Wire Company, an Illinois corporation.

    "Director" shall mean a member of the Company's board of directors.

    "Disability" shall mean the condition of an Optionee which renders such Optionee unable to engage in any substantial gainful activities by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months or which prevents such Optionee from serving as a Director.

    "Eligible Directors" shall mean all Directors except for those which are employees of the Company or any Subsidiary or affiliate of the Company or
  (2) who are employees or affiliates of Kohlberg & Co., L.P., a Delaware limited partnership.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "Fair Market Value" shall mean the arithmetic mean of the highest and lowest sale prices of the shares of the Company's Stock as reported on NASDAQ National Market System on (i) the relevant date for valuation or
  (ii) if there are no such sales on such date, the nearest preceding date upon which such sales took place.

    "Ineligible Directors" shall mean those Directors who are not Eligible Directors.

    "Option" shall mean an option to purchase shares of Stock, granted pursuant to the Plan and subject to the terms and conditions described in the Plan, which is not an "incentive stock option" within the meaning of
  Section 422A of the Code.

    "Optionee" shall mean a Director who is designated to receive Options pursuant to the Plan.

    "Plan" shall mean the Northwestern Steel and Wire Company 1994 Director Stock Option Plan, as amended from time to time pursuant to Section 7.

    "Stock" shall mean the Company's common stock, par value $.01 per share.

    "Subsidiary" shall mean a subsidiary of the Company as defined in Section 425(f) of the Code.

  3. ADMINISTRATION. The Plan shall be administered by the Ineligible Directors. Grants of Options under the Plan and the amount and nature of the awards to be granted shall be automatic as described in Section 5. The Ineligible Directors have the power to interpret the Plan, to determine all questions thereunder and to adopt and amend such rules and regulations for the administration of the Plan as they may deem desirable. Any interpretation, determination, or other action made or taken by the Ineligible Directors shall be final, binding and conclusive. Any action reduced to writing and signed by all of the Ineligible Directors shall be as fully effective as if it had been taken by a vote at a meeting duly called and held. None of the Ineligible Directors shall be personally liable for any interpretation, determination or other action made in good faith with respect to the Plan or the Options.

  4. SHARES SUBJECT TO THE PLAN.

    (a) Class. The shares which are to be made the subject of awards granted under the Plan shall be the Company's authorized but unissued Stock. In connection with the issuance of Stock under the Plan, the Company may repurchase Stock in the open market or otherwise.

    (b) Aggregate Amount. The total number of shares of Stock authorized for issuance pursuant to Options granted under the Plan shall not exceed 50,000 shares (subject to adjustment under Section 8(c)). If any outstanding Option expires or terminates prior to exercise for any reason, then the Stock allocable to the unexercised portion of such Option shall not be charged against the limitation of this Section 4(b) and may again become the subject of an Option granted under the Plan.

  5. TERMS, CONDITIONS AND FORM OF OPTIONS. Each Option granted under the Plan shall be evidenced by a written agreement (the "Agreement") in such form as the Ineligible Directors shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

    (a) Option Grants. On the date of the first meeting of the Board following the Annual Meeting of Shareholders in each year, each Eligible Director will automatically be granted an Option to purchase 2,500 shares of Stock, without further action by the Board.

    (b) Exercise Period. Options become exercisable no sooner than six months after the grant date of the Option; provided, however, that any Option granted pursuant to the Plan shall become exercisable in full upon the director's death or Disability. Options shall terminate ten years from the date of grant. In the event any Eligible Director voluntarily resigns from the Board during any year of service, Options granted to such Eligible Director with respect to such year shall terminate upon the later of six months from the grant date and 90 days following such resignation.

    (c) Exercise Price. The price per share of Stock at which an Option may be exercised shall be equal to the Fair Market Value on the date the Option is granted.

    (d) Exercise Procedure. Options may be exercised (in full or in part) by written notice to the Company at its principal office specifying the number of shares of Stock with respect to which the Option is being exercised and accompanied by payment, in cash, Stock or the surrender of outstanding Options, of the exercise price for the shares with respect to which the Option is being exercised.

    (e) Options Non-Transferable. No option granted under the Plan shall be transferable other than by will or by the laws of descent and distribution. No interest of any Optionee under the Plan shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process. During the lifetime of the Optionee, Options shall be exercisable only by the Optionee who received them or the Optionee's guardian or legal representative.

    (f) Death or Disability of Optionee. In the case of death, Options may be exercised by the person or persons to whom the Optionee's rights under the Option pass by will or applicable law or, if no person has such rights, by the Optionee's executors or administrators; provided that such person(s) consent in writing to abide by and be subject to the terms of the Plan and the Agreement and such written consent is delivered to an officer of the Company. In the case of Disability such that an Optionee is incapable of exercising an Option, Options may be exercised by the Optionee's legal guardian, or, if no such person exists, by the person or persons to whom the Optionee's rights under the Option pass by will or applicable law or, if no person has such rights, by the Optionee's executors or administrators; provided that such person(s) consent in writing to abide by and be subject to the terms of the Plan and the Agreement and such written consent is delivered to an officer of the Company.

    (g) Termination of Services as Director. If an Optionee ceases to be a Director for any reason, he, or such person's representative as provided in
  Section 5(f), may exercise such person's Option at any time or from time to time, but in no event later than the expiration date specified pursuant to
  Section 5(b).

    (h) No Rights as Shareholder. No Optionee shall have any rights as a shareholder with respect to any shares subject to Options prior to the date of issuance to such person of a certificate or certificates for such shares.

  6. COMPLIANCE WITH OTHER LAWS AND REGULATIONS. The Plan, the grant and exercise of Options under the Plan, and the obligation of the Company to transfer shares under such Options shall be subject to all applicable federal and state laws, rules and regulations, including those related to disclosure of financial and other information to Optionees, and to any approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Stock prior to (a) the listing of such shares on any stock exchange or the NASDAQ National Market System on which the Stock may then be listed, where such listing is required under the rules or regulations of such exchange or system, and (b) the compliance with applicable federal and state securities laws and regulations relating to the issuance and delivery of such certificates; provided, however, that the Company shall make all reasonable efforts to so list such shares and to comply with such laws and regulations.

  7. AMENDMENT AND DISCONTINUANCE. The Board may from time to time amend, suspend or discontinue the Plan; provided, however, that, subject to the provisions of Section 8(c), no action of the Board without approval of the shareholders of the Company may be taken if such action would cause the Plan to fail to comply with Rule 16b-3 of the Securities Exchange Act of 1934, as amended, as then in effect without the consent of each Option holder. Notwithstanding the foregoing, Section 5 shall not be amended more than once every six months, other than to comport with changes in the Code, ERISA or the rules thereunder.

  8. GENERAL PROVISIONS.

    (a) Assignability. The rights and benefits under the Plan shall not be assignable or transferable by an Eligible Director other than by will or by the laws of descent and distribution, and during the lifetime of the director, Options granted under the Plan shall be exercisable only by him.

    (b) Termination of Plan. No Options may be granted under this Plan after the date which is five years after the effective date of the Plan (or if such date is not a business day, on the next succeeding business day). The Plan shall automatically terminate after all Options granted thereunder have terminated or expired.

    (c) Adjustments in Event of Change in Stock. In the event of any change in the Stock by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, stock split, combination, or exchange of shares, or of any similar change affecting the Stock, the number and class of shares subject to outstanding Agreements, the exercise price per share thereof, and any other terms of the Plan or the Agreements which in the Ineligible Directors' sole discretion require adjustment shall be appropriately adjusted consistent with such change in such manner as the Ineligible Directors may deem appropriate.

    (d) No Right to Continue as a Director. None of the Plan, the granting of an Option or any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a director for any period of time or at any particular rate of compensation.

    (e) ERISA. The Plan is not an employee benefit plan which is subject to the provisions of ERISA and the provisions of Section 401(a) of the Code are not applicable to the Plan.

    (f) Non-Statutory Stock Options. All Options granted under the Plan shall be non-statutory options not entitled to special tax treatment under
  Section 422A of the Code.

    (g) Effective Date of the Plan. The Plan shall take effect upon adoption by the shareholders of the Company.

    (h) Governing Law. The Plan and all interpretations and determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Illinois without regard to the choice of law provisions thereof.

    (i) Variation of Pronouns. All pronouns and any variations thereof contained herein shall be deemed to refer to masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.

REVOCABLE PROXY       NORTHWESTERN STEEL AND WIRE COMPANY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  1 The holder of shares of Common Stock (the "Common Stock") of Northwestern Steel and Wire Company (the "Company") whose signature appears on the reverse side hereof hereby constitutes and appoints each of Robert N. Gurnitz and Edward G. Maris, with full power of substitution, as proxies to vote all of the shares of Common Stock held of record by such holder on December 9, 1994, at the 1994 Annual Meeting of Shareholders of the Company to be held at St. Mary's Parish Center, 600 Avenue B, Sterling, Illinois, on Thursday, January 19, 1995, at 10:00 o'clock a.m., central time, and any adjournments thereof, as directed on the following matters proposed by the Company:

1. Election of Directors

 Nominees for a one-year term: Warner C. Frazier, James A. Kohlberg, Christopher Lacovara, Albert G. Pastino and George W. Peck IV

 Nominees for a two-year term: William F. Andrews, Darius W. Gaskins, Jr., Robert N. Gurnitz and Richard F. Williams

                              [_] FOR [_] WITHHELD
[_] FOR ALL EXCEPT _____________________________________________________________

2. To approve the amendment to the 1994 Director Stock Option Plan

                        [_] FOR [_] AGAINST [_] ABSTAIN

3. To elect Coopers & Lybrand L.L.P. as Auditor for the Company for the ensuing year
                        [_] FOR [_] AGAINST [_] ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjourment thereof

                        [_] FOR [_] AGAINST [_] ABSTAIN

                          PLEASE SIGN ON REVERSE SIDE

  This Proxy, when properly completed and returned, will be voted in the manner directed herein by the undersigned shareholder.
IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ABOVE ITEMS.

Please date and sign exactly as your name appears below. All joint owners should sign. When signing as a fiduciary, representative or corporate officer, give full title as such. If you receive more than one proxy card, please sign and return all cards received.

Dated: ______________ , 199__              Signature __________________________

                                           Signature __________________________
                                                      (if held jointly)


   PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE
                               ENCLOSED ENVELOPE